Exhibit 23.2

Consent of independent registered public accounting firm

We consent to the incorporation by reference in Registration Statement (File No. 333-190614) on Form S-8 of Intrexon Corporation of our report dated March 3, 2014, relating to our audit of the financial statements of ZIOPHARM Oncology, Inc., which appears in the Annual Report on Form 10-K of Intrexon Corporation for the year ended December 31, 2013.

/s/ McGladrey LLP

Boston, Massachusetts

March 28, 2014